Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS FOURTH-QUARTER AND FULL-YEAR 2011 FINANCIAL RESULTS

2011 Loan Originations Up 19 Percent, Operating Expenses Down

NEWARK, Del., Jan. 18, 2012 — Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today released fourth-quarter and full-year 2011 financial results highlighting increased student loan originations, lower delinquency and charge-off rates, and declining operating expenses, as compared with both the fourth-quarter and full-year 2010.

“We achieved each of 2011’s major objectives — significant lending growth, reduced operating expense, higher fee income; we also reinstated quarterly dividend payments and began to repurchase shares,” said Albert L. Lord, vice chairman & CEO, Sallie Mae. “The franchise is strong and positioned for solid earnings growth in 2012.”

For the fourth-quarter 2011, GAAP net income rose to $511 million ($.99 per diluted share), compared with $447 million ($.84 per diluted share) for the year-ago quarter.

For 2011, GAAP net income rose to $633 million ($1.18 per diluted share), compared with $530 million ($.94 per diluted share) in 2010.

Core earnings for the quarter were $268 million ($.51 per diluted share), compared with $401 million ($.75 per diluted share) in the year-ago period.

Core earnings for the year were $977 million ($1.83 per diluted share), compared with $1.03 billion ($1.92 per diluted share) in 2010.

Core earnings were down due to a decrease ($436 million or $.52 per diluted share in the fourth-quarter 2011, and $574 million or $.69 per diluted share in 2011) in gains on loan sales and debt repurchases from prior-year periods. Excluding these gains on loan sales and debt repurchases, core earnings were up due to improvements in net interest income, loan loss provision, expenses and discontinued operations.

The company reports results on a core earnings basis because management utilizes this information in making key business decisions.

The changes in GAAP net income are driven by the same core earnings items discussed above as well as changes in “mark-to-market” unrealized gains and losses on derivative contracts and impairment of goodwill and intangible assets that are recognized in GAAP but not in core earnings results. Fourth-quarter 2011 and full-year 2011 results had a $302 million increase in gains and a $623 million increase in losses, respectively, in unrealized “mark-to-market” gains/losses on derivative contracts compared to year-ago periods. Full-year 2011 results also had $660 million less goodwill and intangible impairment compared to 2010.

Consumer Lending

In the consumer lending segment, Sallie Mae originates, finances and services private education loans. During 2011, the company originated $2.7 billion in private education loans, up 19 percent from 2010’s $2.3 billion.

Core earnings for the quarter were $63 million, compared with core earnings of $24 million in the fourth-quarter 2010. This improvement is primarily the result of reduced loan loss provision. Loan delinquency and charge-off rates improved 5 percent and 27 percent, respectively, from the year-ago quarter, the sixth consecutive quarter of such improvements.

Highlights vs. fourth-quarter 2010 included:

•	Loan originations were $457 million, up 11 percent from $413 million.

•	The portfolio, net of loan loss allowance, totaled $36.3 billion, compared to $35.7 billion.

•	Net interest margin, before loan loss provision, improved to 4.2 percent, up from 3.9 percent.

•	The provision for loan losses decreased to $255 million, from $294 million.

•	Delinquencies of 90 days or more (as a percentage of loans in repayment) were 4.9 percent, vs. 5.3 percent.

•	The annual charge-off rate (as a percentage of loans in repayment) was 3.5 percent, vs. 4.8 percent.

Core earnings for 2011 were $128 million, compared with $13 million in 2010.

Business Services

Sallie Mae’s business services segment includes fees from servicing, collections and college savings businesses.

Core earnings were $158 million in fourth-quarter 2011, compared to $118 million in the year-ago quarter. The improvement was primarily driven by federally guaranteed loan acquisitions in 2010, including $25 billion in the fourth quarter of 2010, that increased loan servicing revenue. Core earnings were $570 million in 2011, compared to $515 million in 2010.

Sallie Mae provides service to 3.6 million loan customers on behalf of the Department of Education. The company earned $63 million in servicing revenue in 2011 from its Department of Education loan servicing contract, compared to $44 million in 2010.

Federally Guaranteed Loans (FFELP)

This segment represents earnings from Sallie Mae’s amortizing portfolio of federally guaranteed loans.

Core earnings were $109 million in fourth-quarter 2011, compared to the year-ago quarter’s $289 million that reflected a $318 million gain from the sale of loans.

During 2011 the company acquired $1.6 billion of federally guaranteed loans.

For 2011, core earnings were $434 million compared to $557 million in 2010.

Operating Expenses

Fourth-quarter operating expenses were $243 million in 2011, down from $308 million in the year-ago quarter.

Funding and Liquidity

During fourth-quarter 2011, the company issued an $812 million federally guaranteed loan asset-backed securitization and a $721 million private loan securitization. During 2011, the company issued both federally guaranteed and private loan ABS totaling $2.4 billion and $2.1 billion, respectively, and expects to be a programmatic issuer throughout 2012.

Also during the fourth-quarter 2011, the company closed on a $3.4 billion private education loan asset-backed commercial paper facility that matures in January 2014. This facility was used to finance the call of private education loan securities in fourth-quarter 2011 and early in 2012 at a reduced cost of funds.

Subsequent to quarter-end, the company amended its 2010 federally guaranteed loan ABCP facility to expand its capacity and extend its maturity to 2015. For 2012, the facility amount is $7.5 billion, an increase of $2.5 billion available for federally guaranteed loan acquisition or refinancing. Also in January 2012, the company issued $765 million in federally guaranteed loan ABS.

Shareholder Distributions

In fourth-quarter 2011, Sallie Mae paid a common stock dividend of $.10 per share.

During 2011, the company repurchased 19.1 million shares of common stock at a cost of $300 million.

Guidance

The company expects 2012 results to be as follows:

•	Full-year 2012 private education loan originations of $3.2 billion.

•	Fully diluted 2012 core earnings per share of $2.00.

***

Sallie Mae reports financial results on a GAAP basis and also presents certain core earnings performance measures. The primary differences between the company’s pre-tax core earnings and GAAP results for the periods presented were the unrealized, mark-to-market losses on certain derivative contracts and the treatment of goodwill and acquired intangible asset amortization and impairment. The company’s management, equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “Core Earnings — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings. Given the significant variability of valuations of derivative instruments on expected GAAP net income, the company does not provide a GAAP equivalent for its core earnings per share guidance.

Definitions for capitalized terms in this document can be found in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 (filed with the SEC on Feb. 28, 2011). Certain reclassifications have been made to the balances as of and for the three months and year ended Dec. 31, 2010, to be consistent with classifications adopted for 2011, and had no effect on net income, total assets or total liabilities.

***

The company will host an earnings conference call tomorrow, Jan. 19, at 8 a.m. EST. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial (877) 356-5689 (USA and Canada) or dial (706) 679-0623 (international) and use access code 36327098 starting at 7:45 a.m. EST. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. Investors may access a replay of the conference call via the company’s website within two hour after the call’s conclusion. A telephone replay may be accessed two hours after the call’s conclusion through Feb. 2, by dialing (855) 859-2056 (USA and Canada) or (404) 537-3406 (international) with access code 36327098.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments, and other details, may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 and subsequent filings with the SEC, including the company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace

(including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on its business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

***

Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Whether college is a long way off or just around the corner, Sallie Mae turns education dreams into reality for its 25 million customers. With products and services that include college savings programs, scholarship search tools, education loans, tuition insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

###

Contact:

Media:	Patricia Nash Christel, (302) 283-4076, patricia.christel@SallieMae.com Martha Holler, (302) 283-4036, martha.holler@SallieMae.com
Investors:	Joe Fisher, (302) 283-4075, joe.fisher@SallieMae.com Steven McGarry, (302) 283-4074, steven.j.mcgarry@SallieMae.com

# # #

Selected Financial Information and Ratios

	Quarters Ended			Years Ended
(Dollars and shares in millions, except per share data)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010

GAAP Basis
Net income (loss) attributable to SLM Corporation	$511	$(47)	$447	$633	$530
Diluted earnings (loss) per common share attributable to SLM Corporation(1)	$.99	$(.10)	$.84	$1.18	$.94
Weighted average shares used to compute diluted earnings (loss) per share	514	511	529	523	488
Return on assets	1.09%	(.10)%	1.01%	.33%	.28%

“Core Earnings” Basis(2)
“Core Earnings” net income attributable to SLM Corporation	$268	$188	$401	$977	$1,028
“Core Earnings” diluted earnings per common share attributable to SLM Corporation(1)	$.51	$.36	$.75	$1.83	$1.92
Weighted average shares used to compute diluted earnings per share	514	517	529	523	528
“Core Earnings” return on assets	.57%	.39%	.90%	.51%	.54%

Other Operating Statistics
Ending FFELP Loans, net	$138,130	$140,659	$148,649	$138,130	$148,649
Ending Private Education Loans, net	36,290	36,157	35,656	36,290	35,656

Ending total student loans, net	$174,420	$176,816	$184,305	$174,420	$184,305

Average student loans	$176,567	$178,620	$164,196	$180,064	$178,577

(1)

Preferred dividends of $12 million applicable to our convertible Series C Preferred Stock were added back to the numerator in the three months ended December 31, 2010 in computing diluted earnings per share, as the Series C Preferred Stock was dilutive on a GAAP basis. Preferred dividends of $12 million and $56 million, applicable to our convertible Series C Preferred Stock, were added back to the numerator in the three months and year ended December 31, 2010, respectively, in computing “Core Earnings” diluted earnings per share, as the Series C Preferred Stock was dilutive on a “Core Earnings” basis. The Series C Preferred Stock was fully converted to common shares on December 15, 2010.

(2)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

Results of Operations

We present the results of operations below on a consolidated basis in accordance with GAAP. The presentation of our results on a segment basis is not in accordance with GAAP. We have four business segments: FFELP Loans, Consumer Lending, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definitions and Limitations”).

GAAP Statements of Income (Unaudited)

	Quarters Ended			December 31, 2011 vs. September 30, 2011 Increase (Decrease)		December 31, 2011 vs. December 31, 2010 Increase (Decrease)
(Dollars in millions, except per share data)	December 31, 2011	September 30, 2011	December 31, 2010	$	%	$	%
Interest income:
FFELP Loans	$876	$858	$777	$18	2%	$99	13%
Private Education Loans	616	609	602	7	1	14	2
Other loans	5	5	6	—	—	(1)	(17)
Cash and investments	5	4	8	1	25	(3)	(38)

Total interest income	1,502	1,476	1,393	26	2	109	8
Total interest expense	623	591	536	32	5	87	16

Net interest income	879	885	857	(6)	(1)	22	3
Less: provisions for loan losses	292	409	320	(117)	(29)	(28)	(9)

Net interest income after provisions for loan losses	587	476	537	111	23	50	9
Other income (loss):
Gains (losses) on loans and investments, net	(35)	—	318	(35)	(100)	(353)	(111)
Gains (losses) on derivative and hedging activities, net	272	(480)	(29)	752	157	301	1,038
Servicing revenue	94	95	91	(1)	(1)	3	3
Contingency revenue	85	84	78	1	1	7	9
Gains on debt repurchases	—	—	118	—	—	(118)	(100)
Other income (loss)	43	1	(2)	42	4,200	45	2,250

Total other income (loss)	459	(300)	574	759	253	(115)	(20)
Expenses:
Operating expenses	243	285	308	(42)	(15)	(65)	(21)
Goodwill and acquired intangible assets impairment and amortization expense	5	6	10	(1)	(17)	(5)	(50)
Restructuring expenses	3	1	33	2	200	(30)	(91)

Total expenses	251	292	351	(41)	(14)	(100)	(28)
Income (loss) from continuing operations before income tax expense (benefit)	795	(116)	760	911	785	35	5
Income tax expense (benefit)	285	(46)	261	331	720	24	9

Net income (loss) from continuing operations	510	(70)	499	580	829	11	2
Income (loss) from discontinued operations, net of tax expense (benefit)	1	23	(52)	(22)	(96)	53	102

Net income (loss)	511	(47)	447	558	1,187	64	14
Less: net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income (loss) attributable to SLM Corporation	511	(47)	447	558	1,187	64	14
Preferred stock dividends	5	5	16	—	—	(11)	(69)

Net income (loss) attributable to SLM Corporation common stock	$506	$(52)	$431	$558	1,073%	$75	17%

Basic earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$1.00	$(.14)	$.99	$1.14	814%	$.01	1%
Discontinued operations	—	.04	(.11)	(.04)	(100)	.11	(100)

Total	$1.00	$(.10)	$.88	$1.10	1,100%	$.12	14%

Diluted earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$.99	$(.14)	$.94	$1.13	807%	$.05	5%
Discontinued operations	—	.04	(.10)	(.04)	(100)	.10	(100)

Total	$.99	$(.10)	$.84	$1.09	1,090%	$.15	18%

Dividends per common share attributable to SLM Corporation	$.10	$.10	$—	$—	—%	$.10	100%

GAAP Statements of Income (Unaudited)

	Years Ended December 31,		Increase (Decrease)
(Dollars in millions, except per share data)	2011	2010	$	%
Interest income:
FFELP Loans	$3,461	$3,345	$116	3%
Private Education Loans	2,429	2,353	76	3
Other loans	21	30	(9)	(30)
Cash and investments	19	26	(7)	(27)

Total interest income	5,930	5,754	176	3
Total interest expense	2,401	2,275	126	6

Net interest income	3,529	3,479	50	1
Less: provisions for loan losses	1,295	1,419	(124)	(9)

Net interest income after provisions for loan losses	2,234	2,060	174	8
Other income (loss):
Gains (losses) on loans and investments, net	(35)	325	(360)	(111)
Losses on derivative and hedging activities, net	(959)	(361)	(598)	166
Servicing revenue	381	405	(24)	(6)
Contingency revenue	333	330	3	1
Gains on debt repurchases	38	317	(279)	(88)
Other income	68	6	62	1,033

Total other income (loss)	(174)	1,022	(1,196)	(117)
Expenses:
Operating expenses	1,100	1,208	(108)	(9)
Goodwill and acquired intangible assets impairment and amortization expense	24	699	(675)	(97)
Restructuring expenses	9	85	(76)	(89)

Total expenses	1,133	1,992	(859)	(43)
Income from continuing operations before income tax expense	927	1,090	(163)	(15)
Income tax expense	328	493	(165)	(33)

Net income from continuing operations	599	597	2	—
Income (loss) from discontinued operations, net of tax expense (benefit)	33	(67)	100	149

Net income	632	530	102	19
Less: net loss attributable to noncontrolling interest	(1)	—	(1)	(100)

Net income attributable to SLM Corporation	633	530	103	19
Preferred stock dividends	18	72	(54)	(75)

Net income attributable to SLM Corporation common stock	$615	$458	$157	34

Basic earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$1.13	$1.08	$.05	5%
Discontinued operations	.06	(.14)	.20	143

Total	$1.19	$.94	$.25	27%

Diluted earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$1.12	$1.08	$.04	4%
Discontinued operations	.06	(.14)	.20	143

Total	$1.18	$.94	$.24	26%

Dividends per common share attributable to SLM Corporation	$.30	$—	$.30	100%

GAAP Balance Sheet (Unaudited)

(Dollars and shares in millions, except per share data)	December 31, 2011	September 30, 2011	December 31, 2010
Assets
FFELP Loans (net of allowance for losses of $187; $189 and $189, respectively)	$138,130	$140,659	$148,649
Private Education Loans (net of allowance for losses of $2,171; $2,167 and $2,022, respectively)	36,290	36,157	35,656
Cash and investments	3,916	4,950	5,299
Restricted cash and investments	5,873	5,847	6,255
Goodwill and acquired intangible assets, net	478	484	478
Other assets	8,658	9,447	8,970

Total assets	$193,345	$197,544	$205,307

Liabilities
Short-term borrowings	$29,573	$31,745	$33,616
Long-term borrowings	154,393	156,810	163,543
Other liabilities	4,128	4,207	3,136

Total liabilities	188,094	192,762	200,295

Commitments and contingencies

Equity
Preferred stock, par value $.20 per share, 20 million shares authorized:
Series A: 3.3 million; 3.3 million; and 3.3 million shares, respectively, issued at stated value of $50 per share	165	165	165
Series B: 4 million; 4 million; and 4 million shares, respectively, issued at stated value of $100 per share	400	400	400
Common stock, par value $.20 per share, 1.125 billion shares authorized: 529 million; 529 million; and 595 million shares, respectively, issued	106	106	119
Additional paid-in capital	4,136	4,127	5,940
Accumulated other comprehensive loss, net of tax benefit	(14)	(20)	(45)
Retained earnings (loss)	770	315	309

Total SLM Corporation stockholders’ equity before treasury stock	5,563	5,093	6,888
Common stock held in treasury: 20 million; 20 million and 68 million shares, respectively	320	319	1,876

Total SLM Corporation stockholders’ equity	5,243	4,774	5,012
Noncontrolling interest	8	8	—

Total equity	5,251	4,782	5,012

Total liabilities and equity	$193,345	$197,544	$205,307

Consolidated Earnings Summary — GAAP-basis

Three Months Ended December 31, 2011 Compared with Three Months Ended December 31, 2010

For the three months ended December 31, 2011 and 2010, net income was $511 million, or $.99 diluted income per common share, and $447 million, or $.84 diluted earnings per common share, respectively. The increase in net income was primarily due to a $301 million increase in net gains on derivative and hedging activities, a $28 million decrease in provision for loan losses and $100 million of lower expenses. This was partially offset by $353 million of lower net gains on loans and investments and a $118 million decrease in gains on debt repurchases.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income increased by $22 million primarily as a result of incremental net interest income from the acquisition of $25 billion of securitized FFELP loans on December 31, 2010, which was partially offset by higher funding costs.

•	Provisions for loan losses decreased by $28 million as a result of overall improvements in credit quality and delinquency and charge-off trends.

•

Gains on loans and investments, net declined as a result of a $321 million gain recognized in the fourth quarter of 2010 from the sale of FFELP Loans to ED as part of the ED’s Loan Purchase Commitment Program (the “Purchase Program”) which ended in 2010. In the fourth quarter 2011 we recorded $26 million of impairment on certain aircraft leases which were primarily related to leveraged lease investments with American Airlines, which filed for bankruptcy during the quarter. The fourth quarter of 2011 also has a $9 million mark-to-market loss related to classifying $12 million of non-U.S. dollar-denominated student loans as held-for-sale. This $12 million portfolio is our entire non-U.S. dollar-denominated loan portfolio.

•

Net gains on derivatives and hedging activities increased by $301 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during the period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivatives and hedging activities may vary significantly in future periods.

•

Gains on debt repurchases decreased $118 million year-over-year as we repurchased less debt in the current period. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

Other income increased primarily as a result a $25 million gain from the termination and replacement of a credit card affiliation contract and $10 million from an increase in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by losses on derivative and hedging activities related to the derivatives used to economically hedge these debt investments.

•	Operating expenses decreased $65 million primarily due to our ongoing cost savings initiative.

•

Restructuring expenses decreased $30 million primarily as a result of the substantial completion of our plan for restructuring we initiated during 2010 in response to legislation ending FFELP. Restructuring our operations in response to the elimination of FFELP required us to significantly reduce our operations and related operating costs associated with the origination of FFELP Loans. Restructuring expenses associated with continuing operations under this plan were $3 million in the fourth quarter of 2011 and $33 million in the fourth quarter of 2010. We currently expect to incur an estimated $3 million of additional restructuring costs through 2012. The majority of these expenses will be exit costs.

•	The effective tax rates for the fourth quarters of 2011 and 2010 were 36 percent and 34 percent, respectively.

•

Net income from discontinued operations, in the three months ended December 31, 2011 was minimal due to the sale of our Purchased Paper — Non-Mortgage portfolio in the third quarter of 2011. The $52 million after-tax loss in the year-ago quarter was primarily related to adjusting the portfolio down to fair value. Our Purchased Paper businesses are presented as discontinued operations for the current and prior periods.

Year Ended December 31, 2011 Compared with Year Ended December 31, 2010

For the years ended December 31, 2011 and 2010, net income was $633 million, or $1.18 diluted earnings per common share, and $530 million, or $.94 diluted earnings per common share, respectively. The increase in net income for the year ended December 31, 2011 as compared with the prior year period was primarily due to $660 million of goodwill and intangible asset impairment charges, which were partially non-tax deductible, recorded in the year-ago period, a $124 million decrease in the provisions for loan losses, a $100 million increase in income from discontinued operations and $108 million of lower operating expenses. This was partially offset by a $598 million increase in net losses on derivative and hedging activities, a $279 million decrease in gains on debt repurchases and a $360 million decrease in net gains on loans and investments.

The primary contributors to each of the identified drivers of changes in net income for the current twelve-month period compared with the year-ago period are as follows:

•

Net interest income increased by $50 million primarily the result of incremental net interest income from the acquisition of $25 billion of securitized FFELP loans on December 31, 2010, which was partially offset by higher funding costs.

•

Provisions for loan losses decreased by $124 million, which includes the effect of the $124 million of additional provision related to the implementation of new accounting guidance for troubled debt restructurings (“TDRs”) in the third quarter of 2011 (see “Consumer Lending Segment — Private Education Loans Provision for Loan Losses and Charge-offs” for further discussion), primarily the result of overall improvements in credit quality and delinquency and charge-off trends.

•	Gains on loans and investments, net declined $360 million for the same reasons discussed above related to the fourth quarter of 2011.

•

Net losses on derivatives and hedging activities increased by $598 million primarily due to interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during the period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivatives and hedging activities may vary significantly in future periods.

•

Servicing revenue decreased by $24 million primarily due to 2010 legislation that eliminated the origination of new FFELP Loans, thereby eliminating Guarantor issuance fees we earn on new FFELP Loans. Outstanding FFELP Loans on which we earn additional fees also declined.

•

Gains on debt repurchases decreased $279 million as we repurchased less debt in the current period. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

Other income increased by $62 million primarily as a result of a $25 million gain from the termination and replacement of a credit card affiliation contract and $27 million from an increase in foreign currency translation gains.

•	Operating expenses decreased $108 million primarily as a result of our cost savings initiative.

•

Goodwill and acquired intangible assets impairment and amortization expense declined $675 million compared with the prior year primarily due to the $660 million impairment recognized in the third quarter of 2010 in response to the passage of the Health Care and Education Reconciliation Act of 2010 (“HCERA”).

•	Restructuring expenses decreased $76 million primarily as a result of the substantial completion of our plan for restructuring we initiated during 2010 in response to legislation ending FFELP.

•

The effective tax rates for the years ended December 31, 2011 and 2010 were 35 percent and 45 percent, respectively. The change in the effective tax rate in the year ended December 31, 2011 compared with the year-ago period was primarily driven by the impact of non-tax deductible goodwill impairments recorded in 2010.

•

Net income from discontinued operations for the year ended December 31, 2011 was $33 million compared with a net loss from discontinued operations of $67 million for the year ended December 31, 2010. The change was primarily driven by a $23 million after-tax gain realized from the sale of our Purchased Paper — Non-Mortgage portfolio in the third quarter of 2011 compared to $52 million of after-tax impairments recognized in 2010.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we internally review when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items adjusted for in our “Core Earnings” presentations are: (1) our use of derivatives instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Specific adjustments that management makes to GAAP results to derive our “Core Earnings” basis of presentation are described in detail in the section entitled “‘Core Earnings’ — Definition and Limitations — Differences between ‘Core Earnings’ and GAAP” below.

The following tables show “Core Earnings” for each business segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	Quarter Ended December 31, 2011
(Dollars in millions)	FFELP Loans	Consumer Lending	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$746	$616	$—	$—	$—	$1,362	$130	$1,492
Other loans	—	—	—	5	—	5	—	5
Cash and investments	2	2	3	1	(3)	5	—	5

Total interest income	748	618	3	6	(3)	1,372	130	1,502
Total interest expense	392	201	—	9	(3)	599	24	623

Net interest income (loss)	356	417	3	(3)	—	773	106	879
Less: provisions for loan losses	19	255	—	18	—	292	—	292

Net interest income (loss) after provisions for loan losses	337	162	3	(21)	—	481	106	587
Servicing revenue	19	16	238	1	(180)	94	—	94
Contingency revenue	—	—	85	—	—	85	—	85
Gains on debt repurchases	—	—	—	—	—	—	—	—
Other income (loss)	1	(9)	40	(23)	—	9	271	280

Total other income (loss)	20	7	363	(22)	(180)	188	271	459
Expenses:
Direct operating expenses	184	67	114	3	(180)	188	—	188
Overhead expenses	1	—	—	54	—	55	—	55

Operating expenses	185	67	114	57	(180)	243	—	243
Goodwill and acquired intangible assets impairment and amortization expense	—	—	—	—	—	—	5	5
Restructuring expenses	—	1	1	1	—	3	—	3

Total expenses	185	68	115	58	(180)	246	5	251

Income (loss) from continuing operations, before income tax expense (benefit)	172	101	251	(101)	—	423	372	795
Income tax expense (benefit)(3)	63	38	93	(38)	—	156	129	285

Net income (loss) from continuing operations	109	63	158	(63)	—	267	243	510
Income from discontinued operations, net of taxes	—	—	—	1	—	1	—	1

Net income (loss)	$109	$63	$158	$(62)	$—	$268	$243	$511

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$106	$—	$106
Total other income	271	—	271
Goodwill and acquired intangible assets impairment and amortization expense	—	5	5

Total “Core Earnings” adjustments to GAAP	$377	$(5)	372

Income tax benefit			129

Net loss			$243

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended September 30, 2011
(Dollars in millions)	FFELP Loans	Consumer Lending	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$711	$609	$—	$—	$—	$1,320	$147	$1,467
Other loans	—	—	—	5	—	5	—	5
Cash and investments	1	2	3	1	(3)	4	—	4

Total interest income	712	611	3	6	(3)	1,329	147	1,476
Total interest expense	354	204	—	16	(3)	571	20	591

Net interest income (loss)	358	407	3	(10)	—	758	127	885
Less: provisions for loan losses	21	384	—	4	—	409	—	409

Net interest income (loss) after provisions for loan losses	337	23	3	(14)	—	349	127	476
Servicing revenue	20	16	242	—	(183)	95	—	95
Contingency revenue	—	—	84	—	—	84	—	84
Gains on debt repurchases	—	—	—	—	—	—	—	—
Other income (loss)	—	—	11	8	—	19	(498)	(479)

Total other income (loss)	20	16	337	8	(183)	198	(498)	(300)
Expenses:
Direct operating expenses	188	82	119	2	(183)	208	—	208
Overhead expenses	—	—	—	77	—	77	—	77

Operating expenses	188	82	119	79	(183)	285	—	285
Goodwill and acquired intangible assets impairment and amortization expense	—	—	—	—	—	—	6	6
Restructuring expenses	—	—	1	—	—	1	—	1

Total expenses	188	82	120	79	(183)	286	6	292

Income (loss) from continuing operations, before income tax expense (benefit)	169	(43)	220	(85)	—	261	(377)	(116)
Income tax expense (benefit)(3)	62	(16)	81	(31)	—	96	(142)	(46)

Net income (loss) from continuing operations	107	(27)	139	(54)	—	165	(235)	(70)
Income from discontinued operations, net of taxes	—	—	—	23	—	23	—	23

Net income (loss)	$107	$(27)	$139	$(31)	$—	$188	$(235)	$(47)

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$127	$—	$127
Total other loss	(498)	—	(498)
Goodwill and acquired intangible assets impairment and amortization expense	—	6	6

Total “Core Earnings” adjustments to GAAP	$(371)	$(6)	(377)

Income tax benefit			(142)

Net (loss)			$(235)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended December 31, 2010
(Dollars in millions)	FFELP Loans	Consumer Lending	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$631	$602	$—	$—	$—	$1,233	$146	$1,379
Other loans	—	—	—	6	—	6	—	6
Cash and investments	3	3	4	1	(4)	7	1	8

Total interest income	634	605	4	7	(4)	1,246	147	1,393
Total interest expense	303	196	—	12	(4)	507	29	536

Net interest income (loss)	331	409	4	(5)	—	739	118	857
Less: provisions for loan losses	22	294	—	4	—	320	—	320

Net interest income (loss) after provisions for loan losses	309	115	4	(9)	—	419	118	537
Servicing revenue	15	15	216	—	(155)	91	—	91
Contingency revenue	—	—	78	—	—	78	—	78
Gains on debt repurchases	—	—	—	118	—	118	—	118
Other income (loss)	318	—	14	(2)	—	330	(43)	287

Total other income (loss)	333	15	308	116	(155)	617	(43)	574
Expenses:
Direct operating expenses	180	85	127	4	(155)	241	—	241
Overhead expenses	—	—	—	67	—	67	—	67

Operating expenses	180	85	127	71	(155)	308	—	308
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	10	10
Restructuring expenses	12	7	2	12	—	33	—	33

Total expenses	192	92	129	83	(155)	341	10	351

Income from continuing operations, before income tax expense	450	38	183	24	—	695	65	760
Income tax expense(3)	161	14	65	2	—	242	19	261

Net income from continuing operations	289	24	118	22	—	453	46	499
Loss from discontinued operations, net of taxes	—	—	—	(52)	—	(52)	—	(52)

Net income (loss)	$289	$24	$118	$(30)	$—	$401	$46	$447

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2010
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$118	$—	$118
Total other loss	(43)	—	(43)
Goodwill and acquired intangible assets impairment and amortization	—	10	10

Total “Core Earnings” adjustments to GAAP	$75	$(10)	65

Income tax expense			19

Net income			$46

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Year Ended December 31, 2011
(Dollars in millions)	FFELP Loans	Consumer Lending	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$2,914	$2,429	$—	$—	$—	$5,343	$547	$5,890
Other loans	—	—	—	21	—	21	—	21
Cash and investments	5	9	11	5	(11)	19	—	19

Total interest income	2,919	2,438	11	26	(11)	5,383	547	5,930
Total interest expense	1,472	804	—	54	(11)	2,319	82	2,401

Net interest income (loss)	1,447	1,634	11	(28)	—	3,064	465	3,529
Less: provisions for loan losses	86	1,179	—	30	—	1,295	—	1,295

Net interest income (loss) after provisions for loan losses	1,361	455	11	(58)	—	1,769	465	2,234
Servicing revenue	85	64	970	1	(739)	381	—	381
Contingency revenue	—	—	333	—	—	333	—	333
Gains on debt repurchases	—	—	—	64	—	64	(26)	38
Other income (loss)	1	(9)	70	(9)	—	53	(979)	(926)

Total other income (loss)	86	55	1,373	56	(739)	831	(1,005)	(174)
Expenses:
Direct operating expenses	759	304	482	13	(739)	819	—	819
Overhead expenses	1	—	—	280	—	281	—	281

Operating expenses	760	304	482	293	(739)	1,100	—	1,100
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	24	24
Restructuring expenses	1	3	3	2	—	9	—	9

Total expenses	761	307	485	295	(739)	1,109	24	1,133

Income (loss) from continuing operations, before income tax expense (benefit)	686	203	899	(297)	—	1,491	(564)	927
Income tax expense (benefit)(3)	252	75	330	(109)	—	548	(220)	328

Net income (loss) from continuing operations	434	128	569	(188)	—	943	(344)	599
Income from discontinued operations, net of taxes	—	—	—	33	—	33	—	33

Net income (loss)	434	128	569	(155)	—	976	(344)	632
Less: loss attributable to noncontrolling interest	—	—	(1)	—	—	(1)	—	(1)

Net income (loss) attributable to SLM Corporation	434	128	570	(155)	—	977	(344)	633

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$465	$—	$465
Total other loss	(1,005)	—	(1,005)
Goodwill and acquired intangible assets impairment and amortization	—	24	24

Total “Core Earnings” adjustments to GAAP	$(540)	$(24)	(564)

Income tax benefit			(220)

Net loss			$(344)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Year Ended December 31, 2010
(Dollars in millions)	FFELP Loans	Consumer Lending	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$2,766	$2,353	$—	$—	$—	$5,119	$579	$5,698
Other loans	—	—	—	30	—	30	—	30
Cash and investments	9	14	17	3	(17)	26	—	26

Total interest income	2,775	2,367	17	33	(17)	5,175	579	5,754
Total interest expense	1,407	758	—	45	(17)	2,193	82	2,275

Net interest income (loss)	1,368	1,609	17	(12)	—	2,982	497	3,479
Less: provisions for loan losses	98	1,298	—	23	—	1,419	—	1,419

Net interest income (loss) after provisions for loan losses	1,270	311	17	(35)	—	1,563	497	2,060
Servicing revenue	68	72	912	1	(648)	405	—	405
Contingency revenue	—	—	330	—	—	330	—	330
Gains on debt repurchases	—	—	—	317	—	317	—	317
Other income (loss)	320	—	51	13	—	384	(414)	(30)

Total other income (loss)	388	72	1,293	331	(648)	1,436	(414)	1,022
Expenses:
Direct operating expenses	736	350	500	12	(648)	950	—	950
Overhead expenses	—	—	—	258	—	258	—	258

Operating expenses	736	350	500	270	(648)	1,208	—	1,208
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	699	699
Restructuring expenses	54	12	7	12	—	85	—	85

Total expenses	790	362	507	282	(648)	1,293	699	1,992

Income from continuing operations, before income tax expense	868	21	803	14	—	1,706	(616)	1,090
Income tax expense(3)	311	8	288	4	—	611	(118)	493

Net income from continuing operations	557	13	515	10	—	1,095	(498)	597
Loss from discontinued operations, net of taxes	—	—	—	(67)	—	(67)	—	(67)

Net income (loss)	$557	$13	$515	$(57)	$—	$1,028	$(498)	$530

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2010
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$497	$—	$497
Total other loss	(414)	—	(414)
Goodwill and acquired intangible assets impairment and amortization	—	699	699

Total “Core Earnings” adjustments to GAAP	$83	$(699)	(616)

Income tax benefit			(118)

Net loss			$(498)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income (loss), and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
“Core Earnings”	$268	$188	$401	$977	$1,028
“Core Earnings” adjustments:
Net impact of derivative accounting	377	(371)	75	(540)	83
Net impact of goodwill and acquired intangibles	(5)	(6)	(10)	(24)	(699)

Total “Core Earnings” adjustments before income tax effect	372	(377)	65	(564)	(616)
Net income tax effect	(129)	142	(19)	220	118

Total “Core Earnings” adjustments	243	(235)	46	(344)	(498)

GAAP net income (loss)	$511	$(47)	$447	$633	$530

1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused primarily by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP. To a lesser extent, these periodic unrealized gains and losses are also a result of ineffectiveness recognized related to effective hedges. These unrealized gains and losses occur in our FFELP Loans, Consumer Lending and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments we make for derivative accounting.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$272	$(480)	$(29)	$(959)	$(361)
Plus: Realized losses on derivative and hedging activities, net(1)	208	228	202	806	815

Unrealized gains (losses) on derivative and hedging activities, net	480	(252)	173	(153)	454
Amortization of net premiums on Floor Income contracts in “Core Earnings” net interest income	(98)	(99)	(87)	(355)	(317)
Other derivative accounting adjustments to reflect economic impact	(5)	(20)	(11)	(32)	(54)

Total net impact derivative accounting(2)	$377	$(371)	$75	$(540)	$83

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(229)	$(246)	$(233)	$(902)	$(888)
Net settlement income on interest rate swaps reclassified to net interest income	21	17	28	71	69
Foreign exchange derivatives losses reclassified to other income	—	1	—	—	—
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	3	25	4

Total reclassifications of realized losses on derivative and hedging activities	(208)	(228)	(202)	(806)	(815)
Add: Unrealized gains (losses) on derivative and hedging activities, net(1)	480	(252)	173	(153)	454

Gains (losses) on derivative and hedging activities, net	$272	$(480)	$(29)	$(959)	$(361)

(1)	“Unrealized gains (losses) on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Floor Income Contracts	$215	$(356)	$267	$(267)	$156
Basis swaps	28	57	(23)	104	341
Foreign currency hedges	229	43	(54)	(32)	(83)
Other	8	4	(17)	42	40

Total unrealized gains (losses) on derivative and hedging activities, net	$480	$(252)	$173	$(153)	$454

2)	Goodwill and Acquired Intangibles: Our “Core Earnings” exclude goodwill and intangible impairment and the amortization of acquired intangibles. The following table summarizes the acquired intangible adjustments.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
“Core Earnings” goodwill and acquired intangibles adjustments(1):
Goodwill and acquired intangibles impairment	$—	$—	$—	$—	$(660)
Amortization of acquired intangibles	(5)	(6)	(10)	(24)	(39)

Total “Core Earnings” goodwill and acquired intangibles adjustments	$(5)	$(6)	$(10)	$(24)	$(699)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Business Segment Earnings Summary — “Core Earnings” Basis

FFELP Loans Segment

The following table includes “Core Earnings” results for our FFELP Loans segment.

	Quarters Ended			% Increase (Decrease)		Years Ended		% Increase (Decrease)
(Dollars in millions)	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Dec. 31, 2011 vs. Sept. 30, 2011	Dec. 31, 2011 vs. Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011 vs. Dec. 31, 2010
“Core Earnings” interest income:
FFELP Loans	$746	$711	$631	5%	18%	$2,914	$2,766	5%
Cash and investments	2	1	3	100	(33)	5	9	(44)

Total “Core Earnings” interest income	748	712	634	5	18	2,919	2,775	5
Total “Core Earnings” interest expense	392	354	303	11	29	1,472	1,407	5

Net “Core Earnings” interest income	356	358	331	(1)	8	1,447	1,368	6
Less: provisions for loan losses	19	21	22	(10)	(14)	86	98	(12)

Net “Core Earnings” interest income after provisions for loan losses	337	337	309	—	9	1,361	1,270	7
Servicing revenue	19	20	15	(5)	27	85	68	25
Other income	1	—	318	100	(100)	1	320	(100)

Total other income	20	20	333	—	(94)	86	388	(78)
Direct operating expenses	185	188	180	(2)	3	760	736	3
Restructuring expenses	—	—	12	—	(100)	1	54	(98)

Total expenses	185	188	192	(2)	(4)	761	790	(4)

Income from continuing operations, before income tax expense	172	169	450	2	(62)	686	868	(21)
Income tax expense	63	62	161	2	(61)	252	311	(19)

“Core Earnings”	$109	$107	$289	2%	(62)%	$434	$557	(22)%

FFELP Loans Net Interest Margin

The following table shows the FFELP Loans “Core Earnings” basis net interest margin along with reconciliation to the GAAP-basis FFELP Loans net interest margin.

	Quarters Ended			Years Ended
	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
“Core Earnings” basis FFELP student loan yield	2.63%	2.55%	2.61%	2.59%	2.57%
Hedged Floor Income	.28	.27	.27	.25	.23
Unhedged Floor Income	.12	.09	.02	.12	.02
Consolidation Loan Rebate Fees	(.65)	(.65)	(.64)	(.65)	(.59)
Repayment Borrower Benefits	(.13)	(.13)	(.11)	(.12)	(.10)
Premium amortization	(.13)	(.14)	(.19)	(.15)	(.18)

“Core Earnings” basis FFELP student loan net yield	2.12	1.99	1.96	2.04	1.95
“Core Earnings” basis FFELP student loan cost of funds	(1.05)	(.96)	(.86)	(.98)	(.93)

“Core Earnings” basis FFELP student loan spread	1.07	1.03	1.10	1.06	1.02
“Core Earnings” basis FFELP other asset spread impact	(.10)	(.06)	(.11)	(.08)	(.09)

“Core Earnings” basis FFELP Loans net interest margin(1)	.97%	.97%	.99%	.98%	.93%

“Core Earnings” basis FFELP Loans net interest margin(1)	.97%	.97%	.99%	.98%	.93%
Adjustment for GAAP accounting treatment	.33	.38	.34	.34	.33

GAAP-basis FFELP Loans net interest margin	1.30%	1.35%	1.33%	1.32%	1.26%

(1)	The average balances of our FFELP “Core Earnings” basis interest-earning assets for the respective periods are:

(Dollars in millions)
FFELP Loans	$139,308	$141,848	$127,522	$143,109	$142,043
Other interest-earning assets	5,989	4,784	5,420	5,194	5,562

Total FFELP “Core Earnings” basis interest-earning assets	$145,297	$146,632	$132,942	$148,303	$147,605

The increase in the “Core Earnings” basis FFELP Loans net interest margin of 5 basis points for the year ended December 31, 2011 compared with the year ended December 31, 2010 was primarily the result of an increase in Floor Income due to lower interest rates.

As of December 31, 2011, our FFELP Loan portfolio totaled approximately $138.1 billion, comprised of $50.4 billion of FFELP Stafford and $87.7 billion of FFELP Consolidation Loans. The weighted-average life of these portfolios is 5.0 years and 9.2 years, respectively, assuming a Constant Prepayment Rate (“CPR”) of 5 percent and 3 percent, respectively.

On December 23, 2011, the President signed the Consolidated Appropriations Act of 2012 into law. This Act includes changes to the FFELP student lender payment index from the Commercial Paper (“CP”) Rate to the one-month LIBOR rate for the Special Allowance Payment (“SAP”) calculation on outstanding FFELP loans held by student loan lenders. As of December 31, 2011, we had $130 billion of loans where we intend to elect the change. This change will restore our ability to better match lender payments with our financing costs. We currently expect the new formula to be developed and available for use in the second quarter of 2012.

During the fourth-quarter 2011, the White House announced a Special Direct Consolidation Loan Initiative. The initiative provides an incentive to borrowers who have at least one student loan owned by the Department of Education and at least one held by a FFELP lender to consolidate the FFELP lender’s loans into the Direct Loan program by providing a 0.25 percentage point interest rate reduction on the FFELP loans that are eligible for consolidation. The program is available from January 17, 2012 through June 30, 2012. We currently do not foresee the initiative having a significant impact on our FFELP segment.

FFELP Provisions for Loan Losses and Loan Charge-Offs

The following table summarizes the FFELP Loan provision for loan losses and FFELP Loan charge-offs.

	Quarters Ended			Years Ended
(Dollars in millions)	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
FFELP Loan provision for loan losses	$19	$21	$22	$86	$98
FFELP Loan charge-offs	19	18	21	78	88

Other Income — FFELP Loans

Other income declined from the year-ago periods primarily as a result of a $321 million gain recorded in the fourth quarter of 2010 from the sale of FFELP loans to ED as part of ED’s Purchase Program which ended in 2010.

Operating Expenses — FFELP Loans

Operating expenses for our FFELP Loans segment primarily include the contractual rates we pay to service loans in term asset-backed securitization trusts or a similar rate if a loan is not in a term financing facility (which is presented as an intercompany charge from the Business Services segment who services the loans), the fees we pay for third-party loan servicing and costs incurred to acquire loans. The increases in operating expenses in the three months and years ended December 31, 2011 compared with the three months and years ended December 31, 2010 were primarily the result of the increase in servicing costs related to the $25 billion loan portfolio acquisition on December 31, 2010. Operating expenses, excluding restructuring-related asset impairments, were 53 basis points and 54 basis points of average FFELP Loans in the quarters ended December 31, 2011 and 2010, respectively, and 53 basis points and 51 basis points for the years ended December 31, 2011 and 2010, respectively.

Consumer Lending Segment

The following table includes “Core Earnings” results for our Consumer Lending segment.

	Quarters Ended			% Increase (Decrease)		Years Ended		% Increase (Decrease)
(Dollars in millions)	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Dec. 31, 2011 vs. Sept. 30, 2011	Dec. 31, 2011 vs. Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011 vs. Dec. 31, 2010
“Core Earnings” interest income:
Private Education Loans	$616	$609	$602	1%	2%	$2,429	$2,353	3%
Cash and investments	2	2	3	—	(33)	9	14	(36)

Total “Core Earnings” interest income	618	611	605	1	2	2,438	2,367	3
Total “Core Earnings” interest expense	201	204	196	(1)	3	804	758	6

Net “Core Earnings” interest income	417	407	409	2	2	1,634	1,609	2
Less: provisions for loan losses	255	384	294	(34)	(13)	1,179	1,298	(9)

Net “Core Earnings” interest income after provisions for loan losses	162	23	115	604	41	455	311	46
Servicing revenue	16	16	15	—	7	64	72	(11)
Other income (loss)	(9)	—	—	(100)	(100)	(9)	—	(100)

Total income	7	16	15	(56)	(53)	55	72	(24)

Direct operating expenses	67	82	85	(18)	(21)	304	350	(13)
Restructuring expenses	1	—	7	100	(86)	3	12	(75)

Total expenses	68	82	92	(17)	(26)	307	362	(15)

Income (loss) from continuing operations, before income tax expense (benefit)	101	(43)	38	335	166	203	21	867
Income tax expense (benefit)	38	(16)	14	338	171	75	8	838

“Core Earnings” (loss)	$63	$(27)	$24	333%	163%	$128	$13	885%

Consumer Lending Net Interest Margin

The following table shows the Consumer Lending “Core Earnings” net interest margin along with reconciliation to the GAAP-basis Consumer Lending net interest margin before provisions for loan losses.

	Quarters Ended			Years Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
“Core Earnings” basis Private Education Student Loan yield	6.34%	6.39%	6.29%	6.34%	6.15%
Discount amortization	.22	.18	.22	.23	.29

“Core Earnings” basis Private Education Loan net yield	6.56	6.57	6.51	6.57	6.44
“Core Earnings” basis Private Education Loan cost of funds	(1.99)	(2.00)	(1.83)	(1.99)	(1.79)

“Core Earnings” basis Private Education Loan spread	4.57	4.57	4.68	4.58	4.65
“Core Earnings” basis other asset spread impact	(.41)	(.54)	(.76)	(.49)	(.80)

“Core Earnings” basis Consumer Lending net interest margin(1)	4.16%	4.03%	3.92%	4.09%	3.85%

“Core Earnings” basis Consumer Lending net interest margin(1)	4.16%	4.03%	3.92%	4.09%	3.85%
Adjustment for GAAP accounting treatment	(.13)	(.09)	.03	(.08)	.02

GAAP-basis Consumer Lending net interest margin(1)	4.03%	3.94%	3.95%	4.01%	3.87%

(1) The average balances of our Consumer Lending “Core Earnings” basis interest-earning assets for the respective periods are:

(Dollars in millions)
Private Education Loans	$37,259	$36,772	$36,674	$36,955	$36,534
Other interest-earning assets	2,517	3,280	4,699	3,015	5,204

Total Consumer Lending “Core Earnings” basis interest-earning assets	$39,776	$40,052	$41,373	$39,970	$41,738

The increase in the “Core Earnings” basis Consumer Lending net interest margin over both the year-ago quarter and prior year was primarily the result of a benefit from the decline in the average balance of our other asset portfolio. The size of the other asset portfolio, which is primarily securitization trust restricted cash and cash held at Sallie Mae Bank (the “Bank”), has decreased significantly. This other asset portfolio earns a negative yield and as a result, when its relative weighting decreases compared to the Private Education Loan portfolio, the overall net interest margin increases.

Private Education Loans Provision for Loan Losses and Charge-Offs

The following table summarizes the total Private Education Loans provision for loan losses and charge-offs.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2011	September 30, 2011(1)	December 31, 2010	December 31, 2011(1)	December 31, 2010
Private Education Loans provision for loan losses	$255	$384	$294	$1,179	$1,298
Private Education Loan charge-offs	$263	$272	$322	$1,072	$1,291

(1)

We recorded an additional $124 million of provision for Private Education Loan losses in the third quarter of 2011 in connection with adopting new accounting rules related to troubled debt restructurings (“TDRs”). For a complete discussion of the effect of these new rules on our provision for Private Education Loan losses, see “Recently Adopted Accounting Standards – Troubled Debt Restructurings”.

In establishing the allowance for Private Education Loan losses as of December 31, 2011, we considered several factors with respect to our Private Education Loan portfolio. In particular, we continue to see improving credit quality and continuing positive delinquency and charge-off trends in connection with this portfolio. Improving credit quality is seen in higher FICO scores and cosigner rates as well as a more seasoned portfolio compared with the year-ago quarter. The overall delinquency rate has declined to 10.1 percent from 10.6 percent and the charge-off rate has declined to 3.5 percent from 4.8 percent compared with the year-ago quarter.

Apart from these overall improvements in credit quality, delinquency and charge off trends, Private Education Loans which defaulted between 2008 and 2011 for which we have previously charged off estimated losses have, to varying degrees, not met our recovery expectations to date and may continue not to do so. We have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so. Differences in actual future recoveries on these defaulted loans could affect our receivable for partially charged-off Private Education Loans. In the third quarter of 2011, we increased our provision for Private Education Loan losses for the quarter in the amount of $143 million to reflect these uncertainties. Continuing historically high unemployment rates may negatively affect future Private Education Loan default and recovery expectations over our estimated two-year loss confirmation period. Consequently, we have also given consideration to these factors in projecting charge-offs for this period and establishing our allowance for Private Education Loan losses. We will continue to monitor defaults and recoveries in light of the continuing weak economy and high unemployment rates. For a more detailed discussion of our policy for determining the collectability of Private Education Loan and maintaining our allowance for Private Education Loan losses, see Note 2, “Significant Accounting Policies” to our Consolidated Financial Statements contained in our Form 10-K for the fiscal year ended December 31, 2010.

Other Income — Consumer Lending Segment

Included in other income for the fourth quarter 2011 was a $9 million mark-to-market loss related to classifying $12 million of non-U.S. dollar-denominated student loans as held-for-sale. This $12 million portfolio is our entire non-U.S. dollar-denominated loan portfolio.

Operating Expenses — Consumer Lending Segment

Operating expenses for our Consumer Lending segment include costs incurred to originate Private Education Loans and to service and collect on our Private Education Loan portfolio. The decreases in operating expenses in the three months and year ended December 31, 2011 compared with the three months and year ended December 31, 2010 were primarily the result of our cost cutting initiatives. Operating expenses, excluding restructuring-related asset impairments, were 72 basis points and 92 basis points of average Private Education Loans in the quarters ended December 31, 2011 and 2010, respectively, and 82 basis points and 96 basis points of average Private Education Loans in the year ended December 31, 2011 and 2010, respectively.

Business Services Segment

The following tables include “Core Earnings” results for our Business Services segment.

	Quarters Ended			% Increase (Decrease)		Years Ended		% Increase (Decrease)
(Dollars in millions)	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Dec. 31, 2011 vs. Sept. 30, 2011	Dec. 31, 2011 vs. Dec. 30, 2010	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011 vs. Dec. 31, 2010
Net interest income after provision	$3	$3	$4	—%	(25)%	$11	$17	(35)%
Servicing revenue:
Intercompany loan servicing	180	183	155	(2)	16	739	648	14
Third-party loan servicing	22	20	22	10	—	82	77	6
Guarantor servicing	12	15	15	(20)	(20)	52	93	(44)
Other servicing	24	24	24	—	—	97	94	3

Total servicing revenue	238	242	216	(2)	10	970	912	6
Contingency revenue	85	84	78	1	9	333	330	1
Other Business Services revenue	40	11	14	264	186	70	51	37

Total other income	363	337	308	8	18	1,373	1,293	6
Direct operating expenses	114	119	127	(4)	(10)	482	500	(4)
Restructuring expenses	1	1	2	—	(50)	3	7	(57)

Total expenses	115	120	129	(4)	(11)	485	507	(4)

Income from continuing operations, before income tax expense	251	220	183	14	37	899	803	12
Income tax expense	93	81	65	15	43	330	288	15

“Core Earnings”	158	139	118	14%	34%	569	515	10%
Less: net income (loss) attributable to noncontrolling interest	—	—	—	—	—	(1)	—	(100)

“Core Earnings” attributable to SLM Corporation	$158	$139	$118	14%	34%	$570	$515	11%

Our Business Services segment earns intercompany loan servicing fees from servicing the FFELP Loans in our FFELP Loans segment. The average balance of this portfolio was $138 billion and $112 billion for the quarters ended December 31, 2011 and 2010 and $141 billion and $128 billion for the years ended December 31, 2011 and 2010, respectively. The increase in intercompany loan servicing revenue from the year-ago periods is primarily the result of the acquisition of the $25 billion FFELP Loan portfolio on December 31, 2010 which was partially offset by the amortization of the underlying portfolio as well as the FFELP Loans sold to ED as part of ED’s Purchase Program in 2010.

We are servicing approximately 3.6 million accounts under the ED Servicing Contract as of December 31, 2011. Third-party loan servicing fees in the fourth quarter of 2011 and the fourth quarter of 2010 included $17 million and $16 million, respectively, of servicing revenue related to the ED Servicing Contract. Our allocation of loans awarded for servicing under the ED contract increased from 22 percent to 26 percent for the contract year ending August 2012. The increase was driven primarily by our top ranking for default prevention performance results.

The decrease in Guarantor servicing revenue compared with the year-ago periods was primarily due to 2010 legislation that eliminated the origination of new FFELP Loans, thereby eliminating Guarantor issuance fees we earn on new FFELP Loans. Outstanding FFELP Loans on which we earn additional fees also declined.

Other servicing revenue includes account asset servicing revenue and Campus Solutions revenue. Account asset servicing revenue represents fees earned on program management, transfer and servicing agent services and administration services for our various 529 college-savings plans. Assets under administration in our 529 college savings plans totaled $37.5 billion as of December 31, 2011, a 9 percent increase from the year-ago quarter. Campus Solutions revenue is earned from our Campus Solutions business whose services include comprehensive financing and transaction processing solutions that we provide to college financial aid offices and students to streamline the financial aid process.

The following table presents the outstanding inventory of contingent collections receivables that our Business Services segment will collect on behalf of others. We expect the inventory of contingent collections receivables to decline over time as a result of the elimination of FFELP.

(Dollars in millions)	December 31, 2011	September 30, 2011	December 31, 2010
Student loans	$11,553	$10,839	$10,362
Other	2,017	2,133	1,730

Total	$13,570	$12,972	$12,092

Other Business Services revenue is primarily transaction fees that are earned in conjunction with our rewards program from participating companies based on member purchase activity, either online or in stores, depending on the contractual arrangement with the participating company. Typically, a percentage of the purchase price of the consumer members’ eligible purchases with participating companies is set aside in an account maintained by us on behalf of our members. In fourth quarter 2011, we terminated our credit card affiliation program with a third-party bank and concurrently entered into an affiliation program with a new bank. In terminating the old program we recognized a $25 million gain which primarily represented prior cash advances we received that were previously recorded as deferred revenue.

Revenues related to services performed on FFELP loans accounted for 71 percent and 76 percent of total segment revenues for the quarters ended December 31, 2011 and 2010, respectively, and 77 percent and 79 percent for the years ended December 31, 2011 and 2010, respectively.

Operating Expenses — Business Services Segment

Operating expenses for the three months and year ended December 31, 2011 decreased from the three months and year ended December 31, 2010, primarily as a result of our cost cutting initiatives. Included in operating expenses for the year ended December 31, 2011 is approximately $33 million in third-party servicing costs associated with our acquisition of $25 billion in loans at the end of 2010. During third-quarter 2011, we began transitioning these loans to our own servicing platform and completed the transfer in October 2011. With the portfolio fully transitioned, the servicing costs associated with these loans will be significantly less.

Other Segment

The following table includes “Core Earnings” results of our Other segment.

	Quarters Ended			% Increase (Decrease)		Years Ended		% Increase (Decrease)
(Dollars in millions)	December 31, 2011	September 30, 2011	December 31, 2010	Dec. 31, 2011 vs. Sept. 30, 2011	Dec. 31, 2011 vs. Dec. 31, 2010	December 31, 2011	December 31, 2010	Dec. 31, 2011 vs. Dec. 31, 2010
Net interest loss after provision	$(21)	$(14)	$(9)	50%	133%	$(58)	$(35)	66%
Gains on debt repurchases	—	—	118	—	(100)	64	317	(80)
Other	(22)	8	(2)	(375)	1,000	(8)	14	(157)

Total income	(22)	8	116	(375)	(119)	56	331	(83)
Direct operating expenses	3	2	4	50	(25)	13	12	8
Overhead expenses:
Corporate overhead	29	47	34	(38)	(15)	163	128	27
Unallocated information technology costs	25	30	33	(17)	(24)	117	130	(10)

Total overhead expenses	54	77	67	(30)	(19)	280	258	9

Operating expenses	57	79	71	(28)	(20)	293	270	9
Restructuring expenses	1	—	12	100	(92)	2	12	(83)

Total expenses	58	79	83	(27)	(30)	295	282	5

Income (loss) from continuing operations, before income tax expense (benefit)	(101)	(85)	24	19	(521)	(297)	14	(2,221)
Income tax expense (benefit)	(38)	(31)	2	23	(2,000)	(109)	4	(2,825)

Net income (loss) from continuing operations	(63)	(54)	22	17	(386)	(188)	10	(1,980)
Income (loss) from discontinued operations, net of tax	1	23	(52)	(96)	102	33	(67)	149

“Core Earnings” (loss)	$(62)	$(31)	$(30)	100%	107%	$(155)	$(57)	172%

Purchased Paper Business

Our Purchased Paper businesses are presented as discontinued operations for the current and prior periods (see “Consolidated Earnings Summary — GAAP-basis” for a further discussion). We sold our Purchased Paper — Non-Mortgage business, resulting in a $23 million after-tax gain in the third quarter of 2011.

Gains on Debt Repurchases

We began repurchasing our outstanding debt in the second quarter of 2008. We repurchased $0 and $1.3 billion face amount of our senior unsecured notes for the quarters ended December 31, 2011 and 2010, respectively, and $894 million and $4.9 billion for the years ended December 31, 2011 and 2010, respectively.

Other Income

The fourth quarter of 2011 has $26 million of impairment recorded related to our investments in leveraged leases. The impairment was primarily related to American Airlines filing for bankruptcy in the fourth quarter of 2011. As a result of their bankruptcy filing we fully impaired the related leveraged lease investments. We also have $13 million in operating leases at December 31, 2011 with American Airlines which we have determined are not impaired. As of December 31, 2011, our total remaining investment in airline leases is $40 million.

Overhead

Corporate overhead is comprised of costs related to executive management, the board of directors, accounting, finance, legal, human resources and stock option expense. Unallocated information technology costs are related to infrastructure and operations.

The decrease in overhead for the three-month period ended December 31, 2011 compared with the three-month period ended December 31, 2010 was primarily the result of our cost cutting initiatives.

The increase in overhead for the year ended December 31, 2011 compared with the year ended December 31, 2010, was primarily the result of a change in the terms of our stock compensation plans, additional expense related to the termination of our defined benefit pension plan, and restructuring-related consulting expenses incurred in the first half of 2011. In the first quarter of 2011, we changed our stock compensation plans so that retirement eligible employees would not forfeit unvested stock compensation upon their retirement. This change had the effect of accelerating the future stock compensation expenses associated with these unvested stock grants into the current period for those retirement-eligible employees. We also recognized $16 million of additional expense in 2011 related to the termination of our defined benefit pension plan due to changes in estimates related to the employee termination benefits as well as changes in interest rates.

Financial Condition

This section provides additional information regarding the changes related to our loan portfolio assets and related liabilities as well as credit performance indicators related to our Consumer Lending portfolio.

Subsequent to the adoption of the new consolidation accounting guidance on January 1, 2010, our GAAP and “Core Earnings” loan portfolios are identical, as all of our securitization trusts are treated as on-balance sheet for GAAP now. Hence, in referencing the total loan portfolio, ending and average loan balances, provisions for loan losses and charge-offs, we no longer distinguish between the two as they are the same, unless otherwise noted.

Summary of our Student Loan Portfolio

Ending Student Loan Balances, net

	December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$3,100	$—	$3,100	$2,263	$5,363
Grace, repayment and other(2)	46,618	86,925	133,543	35,830	169,373

Total, gross	49,718	86,925	136,643	38,093	174,736
Unamortized premium/(discount)	839	835	1,674	(873)	801
Receivable for partially charged-off loans	—	—	—	1,241	1,241
Allowance for losses	(117)	(70)	(187)	(2,171)	(2,358)

Total student loan portfolio	$50,440	$87,690	$138,130	$36,290	$174,420

% of total FFELP	37%	63%	100%
% of total	29%	50%	79%	21%	100%

	September 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$3,483	$—	$3,483	$2,339	$5,822
Grace, repayment and other(2)	47,451	88,196	135,647	35,636	171,283

Total, gross	50,934	88,196	139,130	37,975	177,105
Unamortized premium/(discount)	868	850	1,718	(843)	875
Receivable for partially charged-off loans	—	—	—	1,192	1,192
Allowance for losses	(120)	(69)	(189)	(2,167)	(2,356)

Total student loan portfolio	$51,682	$88,977	$140,659	$36,157	$176,816

% of total FFELP	37%	63%	100%
% of total	29%	51%	80%	20%	100%

	December 31, 2010
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$6,333	$—	$6,333	$3,752	$10,085
Grace, repayment and other(2)	49,068	91,537	140,605	33,780	174,385

Total, gross	55,401	91,537	146,938	37,532	184,470
Unamortized premium/(discount)	971	929	1,900	(894)	1,006
Receivable for partially charged-off loans	—	—	—	1,040	1,040
Allowance for losses	(120)	(69)	(189)	(2,022)	(2,211)

Total student loan portfolio	$56,252	$92,397	$148,649	$35,656	$184,305

% of total FFELP	38%	62%	100%
% of total	31%	50%	81%	19%	100%

(1)	Loans for borrowers still attending school and are not yet required to make payments on the loan.

(2)	Includes loans in deferment or forbearance.

Average Student Loan Balances (net of unamortized premium/discount)

	Quarter Ended December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$51,106	$88,202	$139,308	$37,259	$176,567
% of FFELP	37%	63%	100%
% of total	29%	50%	79%	21%	100%

	Quarter Ended September 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$52,399	$89,449	$141,848	$36,772	$178,620
% of FFELP	37%	63%	100%
% of total	29%	50%	79%	21%	100%

	Quarter Ended December 31, 2010
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$48,302	$79,220	$127,522	$36,674	$164,196
% of FFELP	38%	62%	100%
% of total	29%	49%	78%	22%	100%

	Year Ended December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$53,163	$89,946	$143,109	$36,955	$180,064
% of FFELP	37%	63%	100%
% of total	29%	50%	79%	21%	100%

	Year Ended December 31, 2010
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$61,034	$81,009	$142,043	$36,534	$178,577
% of FFELP	43%	57%	100%
% of total	34%	46%	80%	20%	100%

Student Loan Activity

	Quarter Ended December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance	$51,682	$88,977	$140,659	$36,157	$176,816
Acquisitions and originations	121	31	152	569	721
Capitalized interest and premium/discount amortization	508	378	886	419	1,305
Consolidations to third parties	(617)	(250)	(867)	(21)	(888)
Sales	(186)	—	(186)	—	(186)
Repayments/defaults/other	(1,068)	(1,446)	(2,514)	(834)	(3,348)

Ending balance	$50,440	$87,690	$138,130	$36,290	$174,420

	Quarter Ended September 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance	$52,824	$89,811	$142,635	$35,753	$178,388
Acquisitions and originations	400	466	866	1,152	2,018
Capitalized interest and premium/discount amortization	316	416	732	226	958
Consolidations to third parties	(543)	(250)	(793)	(16)	(809)
Sales	(187)	—	(187)	—	(187)
Repayments/defaults/other	(1,128)	(1,466)	(2,594)	(958)	(3,552)

Ending balance	$51,682	$88,977	$140,659	$36,157	$176,816

	Quarter Ended December 31, 2010
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance	$66,681	$79,912	$146,593	$35,542	$182,135
Acquisitions and originations	159	—	159	417	576
Capitalized interest and premium/discount amortization	439	311	750	518	1,268
Consolidations to third parties	(547)	(202)	(749)	(13)	(762)
Loan acquisition on December 31, 2010	11,237	13,652	24,889	—	24,889
Sales	(20,671)	—	(20,671)	—	(20,671)
Repayments/defaults/other	(1,046)	(1,276)	(2,322)	(808)	(3,130)

Ending balance	$56,252	$92,397	$148,649	$35,656	$184,305

	Year Ended December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance	$56,252	$92,397	$148,649	$35,656	$184,305
Acquisitions and originations	814	802	1,616	2,942	4,558
Capitalized interest and premium/discount amortization	1,506	1,535	3,041	1,269	4,310
Consolidations to third parties	(2,741)	(1,058)	(3,799)	(69)	(3,868)
Sales	(754)	—	(754)	—	(754)
Repayments/defaults/other	(4,637)	(5,986)	(10,623)	(3,508)	(14,131)

Ending balance	$50,440	$87,690	$138,130	$36,290	$174,420

	Year Ended December 31, 2010
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance — GAAP-basis	$52,675	$68,379	$121,054	$22,753	$143,807
Consolidation of off-balance sheet loans(1)	5,500	14,797	20,297	12,341	32,638
Beginning balance — total portfolio	58,175	83,176	141,351	35,094	176,445
Acquisitions and originations	14,349	76	14,425	2,434	16,859
Capitalized interest and premium/discount amortization	1,324	1,357	2,681	1,462	4,143
Consolidations to third parties	(2,092)	(793)	(2,885)	(46)	(2,931)
Loan acquisition on December 31, 2010	11,237	13,652	24,889	—	24,889
Sales	(21,054)	(71)	(21,125)	—	(21,125)
Repayments/defaults/other	(5,687)	(5,000)	(10,687)	(3,288)	(13,975)

Ending balance	$56,252	$92,397	$148,649	$35,656	$184,305

(1)	On January 1, 2010, upon the adoption of the new consolidation accounting guidance, all off-balance sheet loans are included in the GAAP-basis.

Private Education Loan Originations

Total Private Education Loan originations increased 11 percent from the year-ago quarter to $457 million in the quarter ended December 31, 2011 and 19 percent in 2011 compared with the year-ago period.

The following table summarizes our Private Education Loan originations.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Private Education Loan originations	$457	$1,077	$413	$2,737	$2,307

Consumer Lending Portfolio Performance

Private Education Loan Delinquencies and Forbearance

	Private Education Loan Delinquencies
	December 31, 2011		September 30, 2011		December 31, 2010
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$6,522		$7,693		$8,340
Loans in forbearance(2)	1,386		1,360		1,340
Loans in repayment and percentage of each status:
Loans current	27,122	89.9%	25,945	89.7%	24,888	89.4%
Loans delinquent 31-60 days(3)	1,076	3.6	1,032	3.6	1,011	3.6
Loans delinquent 61-90 days(3)	520	1.6	509	1.7	471	1.7
Loans delinquent greater than 90 days(3)	1,467	4.9	1,436	5.0	1,482	5.3

Total Private Education Loans in repayment	30,185	100.0%	28,922	100.0%	27,852	100.0%

Total Private Education Loans, gross	38,093		37,975		37,532
Private Education Loan unamortized discount	(873)		(843)		(894)

Total Private Education Loans	37,220		37,132		36,638
Private Education Loan receivable for partially charged-off loans	1,241		1,192		1,040
Private Education Loan allowance for losses	(2,171)		(2,167)		(2,022)

Private Education Loans, net	$36,290		$36,157		$35,656

Percentage of Private Education Loans in repayment		79.2%		76.2%		74.2%

Delinquencies as a percentage of Private Education Loans in repayment		10.1%		10.3%		10.6%

Loans in forbearance as a percentage of loans in repayment and forbearance		4.4%		4.5%		4.6%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		72.4%		68.7%		64.3%

(1)

Deferment includes borrowers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses

The following table summarizes changes in the allowance for Private Education Loan losses.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Allowance at beginning of period — GAAP-basis	$2,167	$2,043	$2,035	$2,022	$1,443
Consolidation of off-balance sheet loans(1)	—	—	—	—	524

Allowance at beginning of period — total portfolio	2,167	2,043	2,035	2,022	1,967
Provisions for Private Education Loan losses(2)	255	384	294	1,179	1,298
Charge-offs	(263)	(272)	(322)	(1,072)	(1,291)
Reclassification of interest reserve	12	12	15	42	48

Allowance at end of period	$2,171	$2,167	$2,022	$2,171	$2,022

Charge-offs as a percentage of average loans in repayment (annualized)	3.5%	3.7%	4.8%	3.7%	5.0%
Charge-offs as a percentage of average loans in repayment and forbearance (annualized)	3.4%	3.6%	4.5%	3.6%	4.8%
Allowance as a percentage of the ending total loan balance	5.5%	5.5%	5.2%	5.5%	5.2%
Allowance as a percentage of ending loans in repayment	7.2%	7.5%	7.3%	7.2%	7.3%
Average coverage of charge-offs (annualized)	2.1	2.0	1.6	2.0	1.6
Ending total loans(3)	$39,334	$39,167	$38,572	$39,334	$38,572
Average loans in repayment	$29,706	$28,819	$26,916	$28,790	$25,596
Ending loans in repayment	$30,185	$28,922	$27,852	$30,185	$27,852

(1)	On January 1, 2010, upon the adoption of the new consolidation accounting guidance, all off-balance sheet loans are included in the GAAP-basis.

(2)

See “Recently Adopted Accounting Standards – Troubled Debt Restructurings” for a discussion regarding the impact of adopting new accounting guidance related to TDRs in the third quarter of 2011, which increased provisions for loan losses by $124 million in the third quarter of 2011.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

The following table provides detail for the traditional and non-traditional Private Education Loans.

	December 31, 2011			September 30, 2011			December 31, 2010
(Dollars in millions)	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total
Ending total loans(1)	$35,233	$4,101	$39,334	$35,005	$4,162	$39,167	$34,177	$4,395	$38,572
Ending loans in repayment	27,467	2,718	30,185	26,240	2,682	28,922	25,043	2,809	27,852
Private Education Loan allowance for losses	1,542	629	2,171	1,487	680	2,167	1,231	791	2,022
Charge-offs as a percentage of average loans in repayment (annualized)	2.7%	11.9%	3.5%	2.9%	11.5%	3.7%	3.6%	14.9%	4.8%
Allowance as a percentage of total ending loan balance	4.4%	15.3%	5.5%	4.2%	16.3%	5.5%	3.6%	18.0%	5.2%
Allowance as a percentage of ending loans in repayment	5.6%	23.1%	7.2%	5.7%	25.4%	7.5%	4.9%	28.2%	7.3%
Average coverage of charge-offs (annualized)	2.1	2.0	2.1	1.9	2.2	2.0	1.4	1.9	1.6
Delinquencies as a percentage of Private Education Loans in repayment	8.6%	26.0%	10.1%	8.6%	26.6%	10.3%	8.8%	27.4%	10.6%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	4.0%	13.6%	4.9%	4.0%	14.3%	5.0%	4.2%	15.0%	5.3%
Loans in forbearance as a percentage of loans in repayment and forbearance	4.2%	6.6%	4.4%	4.3%	6.7%	4.5%	4.4%	6.1%	4.6%
Loans that entered repayment during the period(2)	$1,514	$110	$1,624	$843	$46	$889	$2,510	$187	$2,697
Percentage of Private Education Loans with a cosigner	65%	29%	62%	65%	29%	61%	63%	28%	59%
Average FICO at origination	726	624	717	726	624	717	725	623	715

(1)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

(2)	Includes loans that are required to make a payment for the first time.

As part of concluding on the adequacy of the allowance for loan loss, we review key allowance and loan metrics. The most significant of these metrics considered are the allowance coverage of charge-offs ratio; the allowance as a percentage of total loans and of loans in repayment; and delinquency and forbearance percentages.

The tables below show the composition and status of the Private Education Loan portfolio aged by number of months in active repayment status (months for which a scheduled monthly payment was due). As indicated in the tables, the percentage of loans in forbearance status decreases the longer the loans have been in active repayment status. At December 31, 2011, loans in forbearance status as a percentage of loans in repayment and forbearance were 6.9 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 1.3 percent for loans that have been in active repayment status for more than 48 months. Approximately 80 percent of our Private Education Loans in forbearance status has been in active repayment status less than 25 months.

(Dollars in millions) December 31, 2011	Monthly Scheduled Payments Due					Not Yet in Repayment
	0 to 12	13 to 24	25 to 36	37 to 48	More than 48		Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,522	$6,522
Loans in forbearance	920	194	126	66	80	—	1,386
Loans in repayment — current	6,866	6,014	5,110	3,486	5,646	—	27,122
Loans in repayment — delinquent 31-60 days	506	212	158	83	117	—	1,076
Loans in repayment — delinquent 61-90 days	245	100	78	41	56	—	520
Loans in repayment — delinquent greater than 90 days	709	317	205	102	134	—	1,467

Total	$9,246	$6,837	$5,677	$3,778	$6,033	$6,522	38,093

Unamortized discount							(873)
Receivable for partially charged-off loans							1,241
Allowance for loan losses							(2,171)

Total Private Education Loans, net							$36,290

Loans in forbearance as a percentage of loans in repayment and forbearance	10.0%	2.8%	2.2%	1.8%	1.3%	—%	4.4%

(Dollars in millions) September 30, 2011	Monthly Scheduled Payments Due					Not Yet in Repayment
	0 to 12	13 to 24	25 to 36	37 to 48	More than 48		Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$7,693	$7,693
Loans in forbearance	897	194	127	66	76	—	1,360
Loans in repayment — current	7,561	5,657	4,480	3,163	5,084	—	25,945
Loans in repayment — delinquent 31-60 days	491	208	146	79	108	—	1,032
Loans in repayment — delinquent 61-90 days	270	93	65	33	48	—	509
Loans in repayment — delinquent greater than 90 days	742	307	183	88	116	—	1,436

Total	$9,961	$6,459	$5,001	$3,429	$5,432	$7,693	37,975

Unamortized discount							(843)
Receivable for partially charged-off loans							1,192
Allowance for loan losses							(2,167)

Total Private Education Loans, net							$36,157

Loans in forbearance as a percentage of loans in repayment and forbearance	9.0%	3.0%	2.5%	1.9%	1.4%	—%	4.5%

	Monthly Scheduled Payments Due
(Dollars in millions) December 31, 2010	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$8,340	$8,340
Loans in forbearance	980	167	92	47	54	—	1,340
Loans in repayment — current	8,342	5,855	4,037	2,679	3,975	—	24,888
Loans in repayment — delinquent 31-60 days	537	209	117	63	85	—	1,011
Loans in repayment — delinquent 61-90 days	258	92	55	27	39	—	471
Loans in repayment — delinquent greater than 90 days	815	336	156	75	100	—	1,482

Total	$10,932	$6,659	$4,457	$2,891	$4,253	$8,340	37,532

Unamortized discount							(894)
Receivable for partially charged-off loans							1,040
Allowance for loan losses							(2,022)

Total Private Education Loans, net							$35,656

Loans in forbearance as a percentage of loans in repayment and forbearance	9.0%	2.5%	2.1%	1.6%	1.3%	—%	4.6%

The monthly average number of loans granted forbearance as a percentage of loans in repayment and forbearance remained steady at 5.3 percent in the fourth quarter of 2011 compared with the year-ago quarter. As of December 31, 2011, 2.6 percent of loans in current status were delinquent as of the end of the prior month, but were granted a forbearance that made them current as of December 31, 2011 (borrowers made payments on approximately 22 percent of these loans immediately prior to being granted forbearance).

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. There was $143 million in the provision for Private Education Loan losses recorded in the third quarter of 2011 to reflect possible additional future charge-offs related to the receivable for partially charged-off Private Education Loans (see “Consumer Lending Segment – Private Education Loans Provision for Loan Losses and Charge-Offs” for a further discussion).

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Receivable at beginning of period — GAAP-basis	$1,192	$1,140	$979	$1,040	$499
Consolidation of off-balance sheet trusts(1)	—	—	—	—	229

Receivable at beginning of period	1,192	1,140	979	1,040	728
Expected future recoveries of current period defaults(2)	99	100	111	391	459
Recoveries(3)	(39)	(39)	(26)	(155)	(104)
Charge-offs(4)	(11)	(9)	(24)	(35)	(43)

Receivable at end of period	$1,241	$1,192	$1,040	$1,241	$1,040

(1)	Upon the adoption of the new consolidation accounting guidance on January 1, 2010, we consolidated all of our off-balance sheet securitization trusts.

(2)

Remaining loan balance expected to be collected from contractual loan balances partially charged-off during the period. This is the difference between the defaulted loan balance and the amount of the defaulted loan balance that was charged off.

(3)	Current period cash collections.

(4)	Represents the current period recovery shortfall – the difference between what was expected to be collected and what was actually collected.

Liquidity and Capital Resources

Recent market volatility has elevated the potential cost of capital markets issuance. Regardless, we continue to expect to fund our ongoing liquidity needs, including the origination of new Private Education Loans and the repayment of $1.8 billion of senior unsecured notes to mature in the next twelve months, primarily through our current cash and investment position and the collection of additional bank deposits, the very predictable operating cash flows provided by earnings and repayment of principal on unencumbered student loan assets, distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on FFELP ABCP Facilities and the facility with the Federal Home Loan Bank in Des Moines (the “FHLB-DM Facility”); and we may also issue term ABS and unsecured debt.

Currently, new Private Education Loan originations are initially funded through deposits and subsequently securitized to term on a programmatic basis. We have $1.5 billion of cash at the Bank as of December 31, 2011 available to fund future originations.

Sources of Liquidity and Available Capacity

The following tables detail our main sources of primary liquidity and our main sources of secondary liquidity (unused secured credit facilities contingent upon obtaining eligible collateral).

	As of
(Dollars in millions)	December 31, 2011	September 30, 2011	December 31, 2010
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Cash and cash equivalents	$2,794	$3,523	$4,342
Investments	71	76	85

Total unrestricted cash and liquid investments(1)	$2,865	$3,599	$4,427

Unencumbered FFELP Loans	$994	$1,005	$1,441
Sources of secondary liquidity contingent on obtaining eligible collateral:
Unused secured credit facilities: FFELP ABCP Facilities and FHLB-DM Facility(2)	$11,312	$10,972	$12,601

(1)

At December 31, 2011, September 30, 2011 and December 31, 2010, ending balances include $1.5 billion, $1.1 billion and $2.0 billion, respectively, of cash and liquid investments at the Bank. This cash will be used primarily to originate or acquire student loans.

(2)

Current borrowing capacity under the FFELP ABCP Facilities and FHLB-DM Facility is determined based on qualifying collateral from the unencumbered FFELP Loans reported in primary liquidity above. Additional borrowing capacity would primarily be used to fund FFELP Loan portfolio acquisitions and to refinance FFELP Loans used as collateral in the ED Conduit Program Facility. The total amount we can borrow is contingent upon obtaining eligible collateral. If we use our unencumbered FFELP Loans as collateral to borrow against these facilities, the remaining amount we could borrow is reduced accordingly.

	Average Balances			Average Balances
	Quarters Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
(Dollars in millions)	2011	2011	2010	2011	2010
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Cash and cash equivalents	$2,843	$4,025	$5,864	$3,623	$6,078
Investments	68	130	89	95	94

Total unrestricted cash and liquid investments(1)	$2,911	$4,155	$5,953	$3,718	$6,172

Unused bank lines of credit	$—	$—	$933	$—	$2,069
Unencumbered FFELP Loans	$890	$873	$1,656	$1,399	$1,897
Sources of secondary liquidity contingent on obtaining eligible collateral:
Unused secured credit facilities: FFELP ABCP Facilities and FHLB-DM Facility(2)	$11,119	$10,867	$13,839	$11,356	$12,947

(1)

For the three months ended December 31, 2011, September 30, 2011 and December 31, 2010, average balances include $1.1 billion, $1.4 billion and $1.7 billion, respectively, of cash and liquid investments at the Bank. For the years ended December 31, 2011 and 2010, average balances include $1.2 billion and $2.3 billion, respectively, of cash and liquid investments at the Bank.

(2)

Current borrowing capacity under the FFELP ABCP Facilities and FHLB-DM Facility is determined based on qualifying collateral from the unencumbered FFELP Loans reported in primary liquidity above. Additional borrowing capacity would primarily be used to fund FFELP Loan portfolio acquisitions and to refinance FFELP Loans used as collateral in the ED Conduit Program Facility. The total amount we can borrow is contingent upon obtaining eligible collateral. If we use our unencumbered FFELP Loans as collateral to borrow against these facilities, the remaining amount we could borrow is reduced accordingly.

In addition to the assets listed in the table above, we hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. At December 31, 2011, we had a total of

$20.2 billion of unencumbered assets (which includes the assets that comprise our primary liquidity and are available to serve as collateral for our secondary liquidity), excluding goodwill and acquired intangibles. Total student loans, net, comprised $12.0 billion of our unencumbered assets of which $11.0 billion and $1.0 billion related to Private Education Loans, net and FFELP Loans, net, respectively.

The following table reconciles encumbered and unencumbered assets and their net impact on total tangible equity.

(Dollars in billions)	December 31, 2011	September 30, 2011	December 31, 2010
Net assets of consolidated variable interest entities (encumbered assets)	$12.9	$12.7	$13.1
Tangible unencumbered assets(1)	20.2	21.7	22.3
Unsecured debt	(24.1)	(25.6)	(26.9)
Mark-to-market on unsecured hedged debt(2)	(1.9)	(2.0)	(1.4)
Other liabilities, net	(2.3)	(2.5)	(2.6)

Total tangible equity	$4.8	$4.3	$4.5

(1)	Excludes goodwill and acquired intangible assets.

(2)

At December 31, 2011, September 30, 2011 and December 31, 2010, there were $1.6 billion, $1.7 billion and $1.4 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

“Core Earnings” Basis Borrowings

The following table presents the ending balances of our “Core Earnings” basis borrowings.

	December 31, 2011			September 30, 2011			December 31, 2010
(Dollars in millions)	Short Term	Long Term	Total “Core Earnings” Basis	Short Term	Long Term	Total “Core Earnings” Basis	Short Term	Long Term	Total “Core Earnings” Basis
Unsecured borrowings:
Senior unsecured debt	$1,801	$15,199	$17,000	$3,553	$15,543	$19,096	$4,361	$15,742	$20,103
Brokered deposits	1,733	1,956	3,689	1,552	1,652	3,204	1,387	3,160	4,547
Retail and other deposits	2,123	—	2,123	1,959	—	1,959	1,370	—	1,370
Other(1)	1,329	—	1,329	1,286	—	1,286	887	—	887

Total unsecured borrowings	6,986	17,155	24,141	8,350	17,195	25,545	8,005	18,902	26,907

Secured borrowings:
FFELP Loans securitizations	—	106,867	106,867	—	108,081	108,081	—	112,425	112,425
Private Education Loans securitizations	—	19,297	19,297	—	21,362	21,362	—	21,409	21,409
ED Conduit Program facility	21,313	—	21,313	21,967	—	21,967	24,484	—	24,484
FFELP loan ABCP borrowings	—	4,445	4,445	257	4,987	5,244	—	5,853	5,853
Private Education Loans ABCP borrowings	—	1,992	1,992	—	—	—	—	—	—
Acquisition financing(2)	—	916	916	—	964	964	—	1,064	1,064
FHLB-DM facility	1,210	—	1,210	1,000	—	1,000	900	—	900
Indentured trusts	—	1,038	1,038	—	1,089	1,089	—	1,246	1,246

Total secured borrowings	22,523	134,555	157,078	23,224	136,483	159,707	25,384	141,997	167,381

Total	$29,509	$151,710	$181,219	$31,574	$153,678	$185,252	$33,389	$160,899	$194,288

(1)	“Other” primarily consists of cash collateral held related to derivative exposures (that are recorded as a short-term debt obligation).

(2)	Relates to the acquisition of $25 billion of student loans at the end of 2010.

Transactions during the Fourth-Quarter 2011

On October 5, 2011, we closed on a $3.4 billion asset-backed commercial paper facility which matures in January 2014 to fund the call of certain Private Education Loan trust securities issued under the TALF program. The cost of borrowing under the facility is expected to be commercial paper issuance cost plus 1.10 percent, excluding up-front commitment and unused fees. On November 15, 2011, the facility provided the financing to call the outstanding securities issued by SLM Private Education Loan Trust 2009-B ($2.5 billion principal) at its call price of 93 percent of par. On January 17, 2012 the facility was also used to call the outstanding securities issued by SLM Private Education Loan Trust 2009-C ($1.0 billion principal) at its call price of 94 percent of par.

On November 18, 2011, we completed an $812 million FFELP ABS transaction. The AAA bonds were priced at one-month LIBOR plus 1.28 percent with a weighted average life of 7.76 years.

On November 29, 2011, we completed a $721 million Private Education Loan ABS transaction. The AAA bonds were priced at one-month LIBOR plus 2.99 percent with a weighted average life of 3.38 years.

Recent First-Quarter 2012 Transactions

On January 11, 2012, we priced a $765 million FFELP ABS transaction to settle January 19, 2012. The AAA bonds were priced at one-month LIBOR plus 0.96 percent with a weighted average life of 4.55 years.

On January 13, 2012, we amended the 2010 FFELP ABCP Facility extending the step-down dates on the amount available for borrowing and the final maturity date of the facility, which will continue to provide funding for our federally-guaranteed student loans. The facility amount is now $7.5 billion, reflecting an increase of $2.5 billion over the previously scheduled facility reduction. The scheduled maturity date of the facility is January 9, 2015. We paid an extension fee of $2 million. The usage fee for the facility remains unchanged at .50 percent over the applicable funding rate. The amended facility features two contractual step-down reductions on the amount available for borrowing. The first reduction is on January 11, 2013, to $6.5 billion. The second reduction is on January 10, 2014, to $5.5 billion. If we fail to reduce the facility at either trigger point, the usage fee increases to a maximum of 2.00 percent over the applicable funding rate. If liquidity agreements are not renewed on the trigger dates, the usage fee increases to 1.00 percent over the applicable funding rate on January 11, 2013 and 1.50 percent over the applicable funding rate on January 10, 2014. All other terms are consistent with the original 2010 Facility.

Recently Adopted Accounting Standard – Troubled Debt Restructurings

On July 1, 2011, we adopted Accounting Standards Update No. 2011-02, Receivables (Topic 310), “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” This new guidance clarifies when a loan restructuring constitutes a troubled debt restructuring. In applying the new guidance we have determined that certain Private Education Loans for which we have granted forbearance of greater than three months are troubled debt restructurings. If a loan meets the criteria for troubled debt accounting then an allowance for loan loss is established which represents the present value of the losses that are expected to occur over the remaining life of the loan. This accounting results in a higher allowance for loan losses than our previously established allowance for these loans as our previous allowance for these loans represented an estimate of charge-offs expected to occur over the next two years (two years being our loss confirmation period). The new accounting guidance was effective as of July 1, 2011 but was required to be applied retrospectively to January 1, 2011. This resulted in $124 million of additional provision for loan losses in the third quarter of 2011 from approximately $3.8 billion of student loans being classified as troubled debt restructurings. This new accounting guidance is only applied to certain borrowers who use their fourth or greater month of forbearance during the time period this new guidance is effective. This new accounting guidance has the effect of accelerating the recognition of expected losses related to our Private Education Loan portfolio. The increase in the provision for losses as a result of this new accounting guidance does not reflect a decrease in credit expectations of the portfolio or an increase in the expected life of loan losses related to this portfolio. We believe forbearance is an accepted and effective collections and risk management tool for private student loans (see “Financial Condition — Consumer Lending Portfolio Performance — Allowance for Private Education Loan Losses” for a further discussion). As a result, we expect to have additional loans treated as troubled debt restructurings in the future.